Exhibit (a)(1)(H)

BRIDGESTONE AMERICAS, INC.
Communications Department
For Immediate Release	535 Marriott Drive
Contact: Media Center	Nashville, TN 37214-2373
877-201-2373	Phone: 877-201-2373
Fax : 615-937-1414

Bridgestone Commences Previously Announced Tender Offer to Acquire Pep Boys

NASHVILLE, Tenn. (November 16, 2015) — Bridgestone Americas, Inc. (Bridgestone) today announced that its wholly owned subsidiary TAJ Acquisition Co. (Purchaser), a subsidiary of Bridgestone Retail Operations, LLC (BSRO), is commencing a cash tender offer to purchase all outstanding shares of The Pep Boys — Manny, Moe & Jack (Pep Boys; NYSE: PBY). Bridgestone and Pep Boys previously announced on Monday, October 26, 2015, that they had entered into a definitive merger agreement under which BSRO will acquire Pep Boys.

The tender offer is being made pursuant to an Offer to Purchase, dated November 16, 2015. Upon successful closing of the tender offer, shareholders of Pep Boys will receive $15.00 in cash for each share of Pep Boys common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding tax.

BSRO and Purchaser will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal that set forth the terms and conditions of the tender offer. Additionally, Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Pep Boys board of directors that Pep Boys shareholders tender their shares in the tender offer.

The tender offer will expire at 5:00 p.m. (New York City time) on Monday, January 4, 2016, unless the offer period is extended in accordance with the definitive merger agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on Pep Boys’ shareholders tendering at least a majority of Pep Boys’ outstanding shares, determined on a fully diluted basis, and other customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

D.F. King & Co., Inc. is acting as information agent for Bridgestone in the tender offer. American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. J.P. Morgan Securities LLC is acting as dealer manager in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 or (866) 620-2536, or by email at pby@dfking.com. J.P. Morgan Securities LLC may be contacted by telephone at (877) 371-5947 or (212) 622-4401.

J.P. Morgan Securities LLC is acting as financial advisor to Bridgestone in connection with the acquisition of Pep Boys. Jones Day is acting as legal advisor to Bridgestone. Rothschild is acting as the exclusive financial advisor to Pep Boys. Morgan, Lewis & Bockius LLP is acting as legal advisor to Pep Boys.

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About Bridgestone Americas, Inc.:

Nashville, Tennessee-based Bridgestone Americas, Inc. (BSAM) is the U.S. subsidiary of Bridgestone Corporation, the world’s largest tire and rubber company. BSAM and its subsidiaries develop, manufacture and market a wide range of Bridgestone, Firestone and associate brand tires to address the needs of a broad range of customers, including consumers, automotive and commercial vehicle original equipment manufacturers, and those in the agricultural, forestry and mining industries. The companies are also engaged in retreading operations throughout the Western Hemisphere and produce air springs, roofing materials, and industrial fibers and textiles. The BSAM family of companies also operates the world’s largest chain of automotive tire and service centers. Guided by its One Team, One Planet message, the company is dedicated to achieving a positive environmental impact in all of the communities it calls home.

About Bridgestone Retail Operations, LLC:

Bridgestone Retail Operations, LLC (BSRO) is headquartered in Bloomingdale, Ill., and owns and operates more than 2,200 tire and automotive service centers across the United States — including Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works store locations. Credit First National Association and Firestone Complete Fleet Care operations are also part of BSRO. BSRO is a member of the Bridgestone Americas family of companies.

Forward Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated timing of filings and approvals relating to the merger; statements regarding the expected timing of the completion of the tender offer or the merger; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, the ability to achieve anticipated benefits and the general risk associated with the respective businesses and operating results of BSRO and Pep Boys. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov. The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information:

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. BSRO will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement when they become available as they will contain important information. Once filed, Pep Boys shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.